Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

As previously disclosed, on January 31, 2017, Carbonite, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) to acquire all of the outstanding capital stock of Double-Take Software, Inc. ("Double-Take") The following unaudited pro forma condensed combined financial information and related notes combine the historical financial statements of Carbonite and Double-Take.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 gives effect to the acquisition as if it had occurred on January 1, 2016, the beginning of our fiscal year.  The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had occurred on December 31, 2016. The historical condensed combined financial information has been adjusted to give effect to pro forma events that are: 1) directly attributable to the acquisition; 2) factually supportable; and 3) with respect to the statement of operations, expected to have a continuing impact on the combined results.  In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made.  The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the Company's historical audited financial statements for the fiscal year ended December 31, 2016, which are available in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the historical audited financial statements of Double-Take included in this Form 8-K/A.

The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available.  This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.  Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma condensed combined financial information contained herein, and our future results of operations and financial position.

The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved if Double-Take had been acquired and the other transactions had been completed on the date or for the periods presented, and does not purport to indicate the results of operations or financial position as of any future date or for any future period.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of December 31, 2016
(in thousands)

	Historical
	Carbonite	Double-Take	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$59,152	$778	$(20,440)	a, b, c	$39,490
Marketable securities	—	—	—		—
Trade accounts receivable, less allowances for doubtful accounts	16,639	6,930	(722)	c	22,847
Prepaid expenses and other current assets	7,325	264	(106)	c	7,483
Restricted cash	135	—	—		135
Total current assets	83,251	7,972	(21,268)		69,955
Property and equipment, net	23,872	527	(85)	c	24,314
Other assets	157	1,814	(1,772)	c, k	199
Acquired intangible assets, net	13,751	—	35,300	d	49,051
Goodwill	23,728	—	49,779	d	73,507
Total assets	$144,759	$10,313	$61,954		$217,026
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,819	$857	$(221)	c	$6,455
Accrued expenses	19,768	2,906	(854)	c	21,820
Current portion of deferred revenue	86,311	13,170	(3,738)	c, e	95,743
Total current liabilities	111,898	16,933	(4,813)		124,018
Deferred revenue, net of current portion	21,280	2,785	(1,717)	c, e	22,348
Promissory note to Vero Holdings	—	2,776	(2,776)	c	—
Borrowings under credit facility	—	—	39,200	b	39,200
Other long-term liabilities	5,747	8,186	(7,938)	c	5,995
Total liabilities	138,925	30,680	21,956		191,561
Stockholders’ equity:
Common stock	285	—	—		285
Additional paid-in capital	177,931	—	5,733	a	183,664
Accumulated deficit	(165,042)	(18,963)	32,861	c, d	(151,144)
Treasury stock	(10,657)	—	—		(10,657)
Accumulated other comprehensive income	3,317	(1,404)	1,404	c	3,317
Total stockholders’ equity	5,834	(20,367)	39,998		25,465
Total liabilities and stockholders’ equity	$144,759	$10,313	$61,954		$217,026
See accompanying notes to unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2016
(in thousands, except per share and per share data)

	Historical
	Carbonite	Double-Take	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenue	$206,986	$40,729	$(4,503)	h	$243,212
Cost of revenue	60,937	6,169	5,860	f	72,966
Gross profit	146,049	34,560	(10,363)		170,246
Operating expenses:
Research and development	33,298	10,889	—		44,187
General and administrative	41,332	3,730	(418)	f, g	44,644
Sales and marketing	73,347	18,768	750	f	92,865
Restructuring charges	856	—	—		856
Total operating expenses	148,833	33,387	332		182,552
Loss from operations	(2,784)	1,173	(10,695)		(12,306)
Interest and other income (expense), net	68	414	1,138	i	1,620
Loss before income taxes	(2,716)	1,587	(9,557)		(10,686)
Provision for income taxes	1,383	884	(225)	k	2,042
Net loss	$(4,099)	$703	$(9,332)		$(12,728)
Basic and diluted net loss per share attributable to common stockholders	$(0.15)				$(0.47)
Weighted-average number of common shares used in computing basic and diluted net loss per share	27,028,636		332,326	j	27,360,962
See accompanying notes to unaudited pro forma condensed consolidated financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(in thousands, except share and per share)

1. Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the audited historical financial information of Double-Take for the year ended October 31, 2016, and has been prepared as if the acquisition had occurred on January 1, 2016.  The unaudited pro forma condensed combined balance sheet as of December 31, 2016 combines the consolidated balance sheet included in our Annual Report on Form 10-K, filed with the SEC on March 16, 2017, with the historical audited balance sheet for Double-Take as of October 31, 2016 included in this Form 8-K/A, and has been prepared as if the acquisition had occurred on December 31, 2016. The unaudited pro forma condensed combined financial information herein has been prepared to illustrate the effects of the acquisition in accordance with U.S. GAAP.

We have accounted for the acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations.  The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.  Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company.

2. Preliminary Purchase Price Allocation

On January 31, 2017, the Company entered into a Stock Purchase Agreement to acquire all of the outstanding capital stock of Double-Take. Double-Take develops, sells, and supports affordable software that allows IT organizations of all sizes to move, manage, protect, and recover workloads across any distance and any combination of physical and virtual server environments. Double-Take’s products and services are marketed and sold worldwide through their direct sales force and a network of business partners and distributors. The following table summarizes the preliminary purchase price allocation as if the acquisition had occurred on December 31, 2016, which is the assumed acquisition date for the purpose of the pro forma balance sheet (in thousands):

Fair value of consideration transferred:
Cash, net of cash acquired	$58,862
Fair value of equity instruments	5,733
Fair value of total consideration	$64,595

Fair value of assets acquired and liabilities assumed:
Accounts receivable, net	$6,208
Prepaid and other current assets	158
Property and equipment	442
Other long-term assets	42
Intangible assets	35,300
Goodwill	49,779
Total assets acquired	91,929
Accounts payable	(637)
Accrued liabilities	(2,051)
Other current liabilities	(100)
Deferred revenues	(10,500)
Deferred tax liability	(13,898)
Other non-current liabilities	(148)
Net assets acquired	$64,595

The significant intangible assets identified in the preliminary purchase price allocation discussed above include developed technology, tradenames and customer relationships, which are amortizing over their respective useful lives on a straight line basis. The preliminary allocations of the purchase price are subject to revisions as additional information is obtained about the facts and circumstances that existed as of the acquisition date.  Developed technology consists of products that have reached technological feasibility and tradenames represent acquired company and product names. To value the developed technology asset, the Company utilized the income approach, specifically a discounted cash-flow method known as the multi-period excess earnings method. The tradename intangible was valued using a relief from royalty method, which considers both the market approach and the income approach. Customer relationships represent the underlying relationships with certain customers to provide ongoing services for products sold. The Company utilized the replacement cost/lost profits methodology to derive the fair value of the customer relationships. The following table presents the estimated fair values and useful lives of the identifiable intangible assets acquired:

	Amount	Weighted Average Useful Life
	(in thousands)	(in years)
Developed technology	$29,300	5
Customer relationships	4,500	6
Tradenames	1,500	8
Total identifiable intangible assets	$35,300
3. Pro Forma Adjustments

The following describes the pro forma adjustments related to the acquisition that have been made in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2016 and unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016, giving effect to the acquisition as if it had been consummated at the beginning of the periods presented, all of which are based on preliminary estimates that could change significantly as additional information is obtained:

a.
Represents the cash consideration of $59.8 million paid by the Company and the delivery of 332,326 shares of the Company's common stock with a fair value of $5.7 million in connection with the Stock Purchase Agreement.

b.	Reflects $39.2 million in borrowings under the fourth amendment to the Credit Facility with Silicon Valley Bank used to finance the acquisition.

c.
Represents (i) the elimination of assets, liabilities, and historical equity accounts excluded from the Stock Purchase Agreement between the Company and Vero Parent, (ii) adjustments to the fair value of assets acquired and liabilities assumed and (iii) the elimination of Double-Take's equity.

d.
Represents the recording of significant intangible assets and goodwill identified in the preliminary purchase price allocation, in addition to an increase in the deferred tax liability from the tax impact from the fair value adjustments related to intangible assets and the release of a corresponding amount to the valuation allowance. However, the income tax benefit related to the reduction of the valuation allowance is not included in the pro forma income statement because the effect is nonrecurring. Refer to Note 2—Preliminary Purchase Price Allocation included within this Form 8-K/A for additional information regarding the fair value of intangible assets acquired and the useful lives for each intangible asset.

e.	To record the preliminary fair value adjustment (step-down) for deferred revenue of $5.0 million.

f.
Represents the preliminary estimate of amortization expense for the year ended December 31, 2016 related to the acquired identifiable intangible assets calculated as if the acquisition had occurred on January 1, 2016. Refer to Note 2—Preliminary Purchase Price Allocation included within this Form 8-K/A for additional information regarding the amortization lives of the intangible assets expected to be recognized. The adjustment to amortization expense has been recorded on a straight line basis and is as follows (in thousands):

Year ended December 31, 2016
Cost of revenues	$5,860
General and administrative	188
Sales and marketing	750
Total	$6,798

g.
To eliminate $0.6 million in transaction costs recorded by the Company in connection with the acquisition. These amounts include legal, investment banker and audit fees, and were recorded as follows in the respective statement of operations for the twelve months ended December 31, 2016 (in thousands):

Year ended December 31, 2016
Cost of revenues	$—
Research and development	—
General and administrative	606
Sales and marketing	—
Total	$606

h.	To reflect estimated amortization of preliminary fair value adjustment for acquired deferred revenue of $4.5 million.

i.
To eliminate $1.1 million interest expense related to promissory note with Vero Parent and to reflect the interest expense for the year ended December 31, 2016 related to the Company's $39.2 million draw-down on the credit facility calculated as if the acquisition had occurred on January 1, 2016.

j.	To record the impact of delivering 332,326 shares of the Company's common stock with a fair value of $5.7 million in connection with the Stock Purchase Agreement.

k.	To record the tax effect of combining the Carbonite and Double-Take businesses.